EX-Filing Fees

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Onex Falcon Direct Lending BDC Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$10,270,713.17(a)	$110.20	$1,131.83

Fees Previously Paid	$15,276,940.60	$110.20	$1,683.52(b)

Total Transaction Valuation	$10,270,713.17		$1,131.83

Total Fees Due for Filing			$1,131.83

Total Fees Previously Paid			$1,683.52

Total Fee Offsets			—

Net Fee Due			$0

(a)

The transaction value is calculated as the aggregate maximum purchase price for Shares. The fee of $1,683.52 was paid in connection with the filing of the Schedule TO-I by Onex Falcon Direct Lending BDC Fund (File No. 005-93864) on January 13, 2023 (the “Schedule TO”). This is the final amendment to the Schedule TO and is being filed to report the results of the offer.

(b)	Calculated at $110.20 per $1,000,000 of the Transaction Valuation, pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Onex Falcon Direct Lending BDC Fund	SC TO-I	005-93864	January 13, 2023		$1,683.52

Fee Offset Sources					January 13, 2023		$1,683.52